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                                  May 28, 1998



U.S. Bank Trust National Association      Merrill Lynch, Pierce, Fenner & Smith
180 East Fifth Street                      Incorporated
St. Paul, Minnesota 55101                 North Tower, Tenth Floor
                                          World Financial Center
Lehman Brothers Inc.                      New York, New York 10281
Three World Financial Center
New York, New York 10285                  Fitch IBCA Inc.
                                          One State Street Plaza
First Union Capital Markets,              New York, New York 10004
a division of Wheat First Securities
 Corp.                                    Standard & Poor's Rating Services
1 First Union Center, Sixth Floor         25 Broadway
Charlotte, North Carolina 28288           New York, New York 10004



     Re:  Green Tree Financial Corporation
          Certificates for Home Equity Loans, Series 1998-C

Gentlemen:

          We have acted as counsel for Green Tree Financial Corporation, a Delaware corporation ("Green Tree"), in connection with its execution of a Pooling and Servicing Agreement, dated as of May 1, 1998 (the "Pooling and Servicing Agreement"), between Green Tree and U.S. Bank Trust National Association, as Trustee, and its establishment, pursuant to the Pooling and Servicing Agreement, of Home Equity Loan Trust 1998-C (the "Trust"). All undefined capitalized terms used in this opinion have the meanings given them in the Pooling and Servicing Agreement.

          Pursuant to the Pooling and Servicing Agreement, Green Tree will transfer to the Trust the Loans and certain related property and Green Tree will act as Servicer of the Loans.

          Green Tree has requested that we provide to you our opinion whether the Master REMIC and Subsidiary REMIC will each be treated as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended through the date hereof (the

U.S. Bank Trust National Association
Lehman Brothers Inc.
First Union Capital Markets
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Fitch IBCA Inc.
Standard & Poor's Rating Services
May 28, 1998
Page 2


"Code"), under certain Treasury Regulations concerning REMICs promulgated by the Treasury Department on December 23, 1992 (the "REMIC Regulations"), and under Minnesota law.

          In rendering our opinion, we have examined the Pooling and Servicing Agreement and such additional related documents, and we have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion expressed herein.

          Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that Green Tree and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a REMIC is made for each of the Master REMIC and Subsidiary REMIC in accordance with the Pooling and Servicing Agreement and the Code, and that the certificates representing interests in the Trust will be issued as described in the Prospectus Supplement relating to the Certificates.

          Based upon the foregoing, as of the date hereof it is our opinion that:

     1. The Master REMIC and Subsidiary REMIC created pursuant to the Pooling and Servicing Agreement will each qualify as a REMIC under the Code and under the REMIC Regulations. The Certificates will evidence ownership of the "regular interests" in the Master REMIC. The Class C Master Certificate will evidence ownership of the single class of "residual interests" in the Master REMIC. The Subsidiary REMIC Regular Interests will evidence ownership of the "regular interests" in the Subisidary REMIC. The Class C Subsidiary Certificate will evidence ownership of the single class of "residual interests" in the Subsidiary REMIC.

     2. For Minnesota income and franchise tax purposes, the Trust (excluding the Pre-Funding Account) will not be subject to tax and the income of the Trust will be taxable to the holders

U.S. Bank Trust National Association
Lehman Brothers Inc.
First Union Capital Markets
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Fitch IBCA Inc.
Standard & Poor's Rating Services
May 28, 1998
Page 3


of interests therein, all in accordance with the provisions of the Code concerning REMICs as amended through December 31, 1997.

     3. Ownership of a Certificate will not be a factor in determining whether the owner is subject to Minnesota income or franchise taxes. Therefore, if the owner of a Certificate is not otherwise subject to Minnesota income or franchise taxes in the State of Minnesota, such owner will not become subject to such Minnesota taxes solely by virtue of owning a Certificate.

          We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the state of Minnesota. This opinion is being delivered to you at Green Tree's request only for your use. It may not be circulated or republished to, or relied upon by, any other person without our prior written consent.


                                    Very truly yours,